Exhibit 99.1

Phillips 66 Reports Third-Quarter 2022 Financial Results

•Reported third-quarter earnings of $5.4 billion or $11.16 per share; adjusted earnings of $3.1 billion or $6.46 per share
•Generated $3.1 billion of operating cash flow
•Returned $1.2 billion to shareholders through dividends and share repurchases
•Increased economic interest in DCP Midstream, LP and offered to acquire all outstanding public common units
•Strong Refining operations and market capture
•Recently started operations of Sweeny Frac 4

HOUSTON, Nov. 1, 2022 – Phillips 66 (NYSE: PSX), a diversified energy company, announces third-quarter 2022 earnings of $5.4 billion, compared with earnings of $3.2 billion in the second quarter of 2022. Excluding special items of $2.3 billion, the company had adjusted earnings of $3.1 billion in the third quarter, compared with second-quarter adjusted earnings of $3.3 billion.

“Third-quarter results reflect a continued favorable market environment, as well as strong operating performance and improved market capture,” said Mark Lashier, President and CEO of Phillips 66. “Our focus remains on operating safely and reliably producing critical energy products.

“In Midstream, we increased our economic interest in DCP Midstream to capture the value of a fully integrated NGL business from wellhead to market. Our Sweeny Frac 4 started up on time and under budget. With this latest expansion, we are now processing over 550,000 barrels per day of natural gas liquids at our Sweeny Hub.

“We demonstrated our commitment to shareholder distributions, returning $1.2 billion through share repurchases and dividends during the quarter. We look forward to providing an update on our strategic initiatives and how we will continue to deliver shareholder value at our upcoming investor day.”

Phillips 66 Reports Third-Quarter 2022 Financial Results

Midstream

On August 17, 2022, Phillips 66 announced a realignment of its economic and governance interests in DCP Midstream, LP and Gray Oak Pipeline, LLC (Gray Oak Pipeline) resulting from the merger of DCP Midstream, LLC and Gray Oak Holdings, LLC. In connection with the merger, Phillips 66 was delegated DCP Midstream, LLC’s governance rights over DCP Midstream, LP and its general partner entities. As a result, starting on August 18, 2022, the company’s financial results reflect the consolidation of DCP Midstream, LP and its general partner entities (collectively referred to as DCP Midstream), as well as DCP Sand Hills Pipeline, LLC (Sand Hills Pipeline) and DCP Southern Hills Pipeline, LLC (Southern Hills Pipeline). The results of these entities after the merger and our share of DCP Midstream, LLC’s results prior to the merger are reported in the NGL and Other amounts shown below. Additionally, our economic interest in Gray Oak Pipeline decreased to 6.5%.

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q3 2022	Q2 2022	Q3 2022	Q2 2022
Transportation	$411	250	229	250
NGL and Other	3,267	282	449	282
NOVONIX	(33)	(240)	(33)	(240)
Midstream	$3,645	292	645	292

Midstream third-quarter 2022 pre-tax income was $3.6 billion, compared with $292 million in the second quarter of 2022. Midstream results in the third quarter include a net gain of $3.0 billion related to the consolidation of DCP Midstream, Sand Hills Pipeline and Southern Hills Pipeline and the transfer of interest in Gray Oak Pipeline.

Transportation third-quarter adjusted pre-tax income was $229 million, compared with adjusted pre-tax income of $250 million in the second quarter. The decrease was mainly due to lower equity earnings from the Gray Oak Pipeline resulting from the merger.

NGL and Other adjusted pre-tax income was $449 million in the third quarter, compared with adjusted pre-tax income of $282 million in the second quarter. The increase was mainly driven by the consolidation of DCP Midstream, Sand Hills Pipeline and Southern Hills Pipeline as a result of the merger.

In the third quarter, the fair value of the company’s investment in NOVONIX, Ltd., decreased by $33 million compared with a $240 million decrease in the second quarter.

Chemicals

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q3 2022	Q2 2022	Q3 2022	Q2 2022
Olefins and Polyolefins	$105	216	105	216
Specialties, Aromatics and Styrenics	60	59	60	59
Other	(30)	(2)	(30)	(2)
Chemicals	$135	273	135	273

Phillips 66 Reports Third-Quarter 2022 Financial Results
The Chemicals segment reflects Phillips 66’s equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals third-quarter 2022 pre-tax income was $135 million, compared with $273 million in the second quarter of 2022.

CPChem’s Olefins and Polyolefins (O&P) business contributed $105 million of adjusted pre-tax income in the third quarter, compared with $216 million in the second quarter. The $111 million decrease mainly reflects a sharp decline in polyethylene margins, partially offset by lower turnaround costs. Global O&P utilization was 90% for the quarter.

CPChem’s Specialties, Aromatics and Styrenics (SA&S) business contributed third-quarter adjusted pre-tax income of $60 million, in line with the second quarter.

The $28 million increase in Other adjusted costs in the third quarter mainly reflects legal contingencies.

Refining

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q3 2022	Q2 2022	Q3 2022	Q2 2022
Refining	$2,851	3,036	2,827	3,132

Refining third-quarter 2022 pre-tax income was $2.9 billion, compared with pre-tax income of $3.0 billion in the second quarter of 2022. Refining results in the third quarter included a $24 million hurricane-related insurance recovery benefit. Second-quarter results included $70 million of costs related to the finalization of RIN obligations for prior year compliance periods and $26 million of costs related to the conversion of the Alliance Refinery to a terminal.

Adjusted pre-tax income for Refining was $2.8 billion in the third quarter, compared with adjusted pre-tax income of $3.1 billion in the second quarter. The decrease was primarily due to lower realized margins, partially offset by higher volumes. Realized margins declined 6% from $28.31 per barrel in the second quarter to $26.58 per barrel in the third quarter as the impact of lower market crack spreads was largely offset by improved crude and product differentials. The composite global market crack decreased 22% from $46.72 in the second quarter to $36.29 per barrel in the third quarter.

Pre-tax turnaround costs for the third quarter were $225 million, compared with second-quarter costs of $223 million. Crude utilization rate was 91% and clean product yield was 85% in the third quarter.

Marketing and Specialties

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q3 2022	Q2 2022	Q3 2022	Q2 2022
Marketing and Other	$717	656	717	656
Specialties	130	109	130	109
Marketing and Specialties	$847	765	847	765

Marketing and Specialties third-quarter 2022 pre-tax income was $847 million, compared with $765 million in the second quarter of 2022.

Phillips 66 Reports Third-Quarter 2022 Financial Results
Adjusted pre-tax income for Marketing and Other was $717 million in the third quarter compared with $656 million in the second quarter, reflecting higher international margins, partially offset by lower domestic results, including inventory impacts.

Specialties generated third-quarter adjusted pre-tax income of $130 million, up from $109 million in the prior quarter, largely due to improved base oil margins.

Corporate and Other

	Millions of Dollars

	Pre-Tax Loss		Adjusted Pre-Tax Loss
	Q3 2022	Q2 2022	Q3 2022	Q2 2022
Corporate and Other	$(320)	(260)	(246)	(235)

Corporate and Other third-quarter 2022 pre-tax costs were $320 million, compared with pre-tax costs of $260 million in the second quarter of 2022. Pre-tax costs included $74 million and $25 million of business transformation restructuring costs in the third quarter and second quarter, respectively.

Adjusted pre-tax loss was $246 million in third-quarter 2022. The increase in the third quarter was mainly due to higher interest expense from the DCP Midstream consolidation, partially offset by increased interest income driven by higher interest rates and cash balances.

Financial Position, Liquidity and Return of Capital

Phillips 66 generated $3.1 billion in cash from operations in the third quarter of 2022.

During the quarter, the company funded $466 million of dividends and $694 million of share repurchases. Capital expenditures and investments for the quarter were $735 million, including the company’s $306 million investment in DCP Midstream, LLC in connection with the merger, net of cash acquired. The company ended the quarter with 473 million shares outstanding.

As of Sept. 30, 2022, the company had $10.5 billion of liquidity, reflecting $3.7 billion of cash and cash equivalents, approximately $5.0 billion of total committed capacity under a Phillips 66 revolving credit facility and $1.8 billion under DCP Midstream, LP’s credit and accounts receivable facilities. The company’s consolidated debt-to-capital ratio was 35% and its net debt-to-capital ratio was 29%.

Strategic Update

Phillips 66 will provide an update on its plans to continue to deliver shareholder value and its strategic initiatives, including business transformation, at the company’s investor day in New York on November 9.

In Midstream, Phillips 66 completed Sweeny Frac 4, adding 150,000 BPD of capacity. Frac 4 achieved full rates in early October. Total Sweeny Hub fractionation capacity is 550,000 BPD. The fractionators are supported by long-term commitments.

Additionally, the company’s increased economic interest in DCP Midstream, LP allows for further integration and optimization of its NGL business that builds on the company’s existing value chain from wellhead to market, creating a platform for enhanced commercial opportunities and value

Phillips 66 Reports Third-Quarter 2022 Financial Results
generation. Phillips 66 also submitted a non-binding proposal to acquire all publicly held common units of DCP Midstream, LP for cash.

In Chemicals, CPChem is pursuing a portfolio of high-return growth projects:

•Growing its normal alpha olefins business with a second world-scale unit to produce 1-hexene, a critical component in high-performance polyethylene. Construction is underway on the 586 million pounds per year unit located in Old Ocean, Texas. The project utilizes CPChem’s proprietary technology. Startup is expected in the second half of 2023.

•Expanding propylene splitting capacity by 1 billion pounds per year with a new unit located at its Cedar Bayou facility. Startup is expected in the second half of 2023.

•Increasing polyalphaolefins production capacity in Belgium by over 130 million pounds per year. Startup is expected in 2024.

•Continuing development of world-scale petrochemical facilities on the U.S. Gulf Coast and in Ras Laffan, Qatar, jointly with Qatar Energy. CPChem expects to make a final investment decision for its U.S. Gulf Coast project in the fourth quarter.

In Refining, Phillips 66 is converting its San Francisco Refinery in Rodeo, California, into one of the world’s largest renewable fuels facilities. The Rodeo Renewed refinery conversion project is expected to begin commercial operations in the first quarter of 2024. Upon completion, the facility will have over 50,000 BPD (800 million gallons per year) of renewable fuel production capacity. The conversion will reduce emissions from the facility and produce lower carbon-intensity transportation fuels. The total project is anticipated to cost approximately $850 million.

Phillips 66 Reports Third-Quarter 2022 Financial Results

Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at noon EDT to discuss the company’s third-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to phillips66.com/investors and click on “Events & Presentations.” For detailed supplemental information, go to phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2022			2021
	Q3	Q2	Sep YTD	Q3	Sep YTD
Midstream	$3,645	292	4,179	629	1,017
Chemicals	135	273	804	631	1,408
Refining	2,851	3,036	6,010	(1,126)	(2,895)
Marketing and Specialties	847	765	1,928	545	1,311
Corporate and Other	(320)	(260)	(829)	(231)	(728)
Pre-Tax Income	7,158	4,106	12,092	448	113
Less: Income tax expense (benefit)	1,618	924	2,713	(40)	(110)
Less: Noncontrolling interests	149	15	239	86	179
Phillips 66	$5,391	3,167	9,140	402	44

Adjusted Earnings
	Millions of Dollars
	2022			2021
	Q3	Q2	Sep YTD	Q3	Sep YTD
Midstream	$645	292	1,179	642	1,234
Chemicals	135	273	804	634	1,475
Refining	2,827	3,132	6,099	184	(1,548)
Marketing and Specialties	847	765	1,928	547	1,316
Corporate and Other	(246)	(235)	(730)	(230)	(725)
Pre-Tax Income	4,208	4,227	9,280	1,777	1,752
Less: Income tax expense	937	927	2,039	286	297
Less: Noncontrolling interests	149	15	239	88	232
Phillips 66	$3,122	3,285	7,002	1,403	1,223

Phillips 66 Reports Third-Quarter 2022 Financial Results
About Phillips 66

Phillips 66 (NYSE: PSX) manufactures, transports and markets products that drive the global economy. The diversified energy company’s portfolio includes Midstream, Chemicals, Refining, and Marketing and Specialties businesses. Headquartered in Houston, Phillips 66 has employees around the globe who are committed to safely and reliably providing energy and improving lives while pursuing a lower-carbon future. For more information, visit phillips66.com or follow @Phillips66Co on LinkedIn or Twitter.

- # # # -

CONTACTS
Jeff Dietert (investors)	Shannon Holy (investors)	Thaddeus Herrick (media)
832-765-2297	832-765-2297	855-841-2368
jeff.dietert@p66.com	shannon.m.holy@p66.com	thaddeus.f.herrick@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements within the meaning of the federal securities laws. Words such as “anticipated,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believe,” “continue,” “intend,” “will,” “would,” “objective,” “goal,” “project,” “efforts,” “strategies” and similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this news release are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future performance and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: the effects of any widespread public health crisis and its negative impact on commercial activity and demand for refined petroleum products; the inability to timely obtain or maintain permits necessary for capital projects; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the renewable fuel standards program, low carbon fuel standards and tax credits for biofuels; fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; our ability to consummate the proposed transaction to acquire all of the outstanding public common units of DCP Midstream, LP and the timing and cost associated therewith; our ability to achieve the expected benefits of the integration of DCP Midstream, LP and from the proposed transaction, if consummated; the diversion of management’s time on transaction and integration-related matters; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our Midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; failure to complete construction of capital projects on time and within budget; the inability to comply with governmental regulations or make capital expenditures to maintain compliance; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets, which may also impact our ability to repurchase shares and declare and pay dividends; potential disruption of our operations due to accidents, weather events, including as a result of climate change, acts of terrorism or cyberattacks; general domestic and international economic and political developments including armed hostilities (including the Russia-Ukraine war), expropriation of assets, and other political, economic or diplomatic developments; international monetary conditions and exchange controls; changes in governmental policies relating to NGL, crude oil, natural gas, refined petroleum products, or renewable fuels pricing, regulation or taxation, including exports; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); political and societal concerns about climate change that could result in changes to our business or increase expenditures, including litigation-related expenses; the operation, financing and distribution decisions of equity affiliates we do not control; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Phillips 66 Reports Third-Quarter 2022 Financial Results

Use of Non-GAAP Financial Information—This news release includes the terms “adjusted earnings (loss),” “adjusted earnings (loss) per share” and “adjusted pre-tax income (loss).” These are non-GAAP financial measures that are included to help facilitate comparisons of operating performance across periods and to help facilitate comparisons with other companies in our industry, by excluding items that do not reflect the core operating results of our businesses in the current period.

References in the release to earnings (loss) or consolidated earnings (loss) refer to net income (loss) attributable to Phillips 66.

Phillips 66 Reports Third-Quarter 2022 Financial Results

	Millions of Dollars
	Except as Indicated
	2022			2021
	Q3	Q2	Sep YTD	Q3	Sep YTD
Reconciliation of Consolidated Earnings to Adjusted Earnings
Consolidated Earnings	$5,391	3,167	9,140	402	44
Pre-tax adjustments:
Impairments	—	—	—	1,298	1,496
Pension settlement expense	—	—	—	20	67
Hurricane-related costs	(24)	—	(7)	11	11
Winter-storm-related costs	—	—	—	—	65
Alliance shutdown-related costs*	—	26	26	—	—
Regulatory compliance costs	—	70	70	—	—
Restructuring costs	74	25	99	—	—
Merger transaction costs	13	—	13	—	—
Gain on consolidation	(3,013)	—	(3,013)	—	—
Tax impact of adjustments†	681	(28)	649	(323)	(387)
Other tax impacts	—	25	25	(3)	(20)
Noncontrolling interests	—	—	—	(2)	(53)
Adjusted earnings	$3,122	3,285	7,002	1,403	1,223
Earnings per share of common stock (dollars)	$11.16	6.53	19.31	0.91	0.08
Adjusted earnings per share of common stock (dollars)††	$6.46	6.77	14.79	3.18	2.76

Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Midstream Pre-Tax Income	$3,645	292	4,179	629	1,017
Pre-tax adjustments:
Impairments	—	—	—	10	208
Pension settlement expense	—	—	—	3	7
Winter-storm-related costs	—	—	—	—	2
Merger transaction costs	13	—	13	—	—
Gain on consolidation	(3,013)	—	(3,013)	—	—
Adjusted pre-tax income	$645	292	1,179	642	1,234
Chemicals Pre-Tax Income	$135	273	804	631	1,408
Pre-tax adjustments:
Pension settlement expense	—	—	—	2	20
Hurricane-related costs	—	—	—	1	1
Winter-storm-related costs	—	—	—	—	46
Adjusted pre-tax income	$135	273	804	634	1,475
Refining Pre-Tax Income (Loss)	$2,851	3,036	6,010	(1,126)	(2,895)
Pre-tax adjustments:
Impairments	—	—	—	1,288	1,288

Phillips 66 Reports Third-Quarter 2022 Financial Results

Pension settlement expense	—	—	—	12	32
Hurricane-related costs	(24)	—	(7)	10	10
Winter-storm-related costs	—	—	—	—	17
Alliance shutdown-related costs*	—	26	26	—	—
Regulatory compliance costs	—	70	70	—	—
Adjusted pre-tax income (loss)	$2,827	3,132	6,099	184	(1,548)
Marketing and Specialties Pre-Tax Income	$847	765	1,928	545	1,311
Pre-tax adjustments:
Pension settlement expense	—	—	—	2	5
Adjusted pre-tax income	$847	765	1,928	547	1,316
Corporate and Other Pre-Tax Loss	$(320)	(260)	(829)	(231)	(728)
Pre-tax adjustments:
Pension settlement expense	—	—	—	1	3
Restructuring costs	74	25	99	—	—
Adjusted pre-tax loss	$(246)	(235)	(730)	(230)	(725)
*Costs related to the shutdown of the Alliance Refinery totaled $26 million pre-tax in the second quarter of 2022. Shutdown-related costs recorded in the Refining segment include pre-tax charges for the disposal of materials and supplies of $20 million and asset retirements of $6 million recorded in depreciation and amortization expense.

†We generally tax effect taxable U.S.-based special items using a combined federal and state statutory income tax rate of approximately 24%. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

††Q3 2022 and Q1 2022 are based on adjusted weighted-average diluted shares of 483,035 thousand and 450,129 thousand, respectively. Other periods are based on the same weighted-average diluted shares outstanding as that used in the GAAP diluted earnings per share calculation. Income allocated to participating securities, if applicable, in the adjusted earnings per share calculation is the same as that used in the GAAP diluted earnings per share calculation.

Phillips 66 Reports Third-Quarter 2022 Financial Results

Millions of Dollars
Except as Indicated
September 30, 2022
Debt-to-Capital Ratio
Total Debt	$17,657
Total Equity	33,345
Debt-to-Capital Ratio	35%
Total Cash	3,744
Net Debt-to-Capital Ratio	29%

	Millions of Dollars
	Except as Indicated
	2022
	Q3	Q2
Realized Refining Margins
Income before income taxes	$2,851	3,036
Plus:
Taxes other than income taxes	79	72
Depreciation, amortization and impairments	216	214
Selling, general and administrative expenses	65	52
Operating expenses	1,204	1,177
Equity in earnings of affiliates	(291)	(223)
Other segment expense, net	5	11
Proportional share of refining gross margins contributed by equity affiliates	539	495
Special items:
Regulatory compliance costs	—	70
Realized refining margins	$4,668	4,904
Total processed inputs (thousands of barrels)	153,919	155,211
Adjusted total processed inputs (thousands of barrels)*	175,609	173,205
Income before income taxes (dollars per barrel)**	$18.52	19.56
Realized refining margins (dollars per barrel)***	$26.58	28.31
*Adjusted total processed inputs include our proportional share of processed inputs of an equity affiliate.
**Income before income taxes divided by total processed inputs.